Exhibit 99.1

AMC NETWORKS INC. REPORTS
FIRST QUARTER 2014 RESULTS

First Quarter 2014 Highlights:

•	Net revenues increased 37.3% to $525 million

•	Operating income increased 15.8% to $148 million

•	AOCF increased 11.3% to $167 million
New York, NY - May 8, 2014: AMC Networks Inc. ("AMC Networks" or the "Company") (NASDAQ: AMCX) today reported financial results for the first quarter ended March 31, 2014.
President and Chief Executive Officer Josh Sapan said: “AMC Networks continued to build momentum in the first quarter of 2014, with double digit increases in revenue and AOCF. At our national networks, our original programming performed well, driving attention for and strengthening our network brands, with series including IFC's Spoils of Babylon, SundanceTV's The Red Road, WE tv's SWV: Reunited and AMC's The Walking Dead, which grew 24% in total viewers for its fourth season and remains the highest rated show on television among the most coveted demographic. Having completed our acquisition of Chellomedia, we are quickly integrating those networks and are streamlining our operations. We view our now-robust international platform as a springboard for additional growth for the company in the years ahead as we continue to focus on creating and delivering maximum value for our shareholders.”
First quarter net revenues increased $143 million, or 37.3%, to $525 million over the first quarter of 2013, led by 20.7% growth at National Networks and an increase of $66 million at International and Other versus the prior year period.1 As discussed in the “Other Matters” section of this release, revenue reflected the impact of the Chellomedia acquisition. Adjusted Operating Cash Flow (“AOCF”)2 totaled $167 million, an increase of 11.3% or $17 million versus the prior year period. The AOCF increase resulted from 8.0% growth at National Networks and a $4 million decline in the AOCF deficit at International and Other. Operating income was $148 million, an increase of 15.8% or $20 million versus the prior year period. The operating income increase resulted from 15.9% growth at National Networks partially offset by a $2 million increase in the operating loss at International and Other.
First quarter net income from continuing operations was $72 million ($0.99 per diluted share), compared with $62 million ($0.85 per diluted share) in the first quarter of 2013. The increase resulted primarily from the growth in operating income. Adjusted Earnings Per Diluted Share2, which excludes the impact of the amortization of acquisition related intangible assets, was $1.04 per diluted share, compared with $0.96 per diluted share in the first quarter of 2013.
Net cash provided by operating activities was $75 million for the three months ended March 31, 2014, an increase of $112 million from the prior year period. The increase was primarily related to the absence of

1.	Following the Chellomedia acquisition, which closed in the first quarter of 2014, the Company reorganized its operating segments. See the “Other Matters” section of this release for further details.

2.	See definition of Adjusted Operating Cash Flow (“AOCF”) and Adjusted Earnings Per Diluted Share included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

cash income tax payments related to the VOOM HD settlement proceeds and improved operating performance. Free Cash Flow3 for the three months ended March 31, 2014 was $68 million, an increase of $114 million from the prior year period. The results reflect the increase in net cash provided by operating activities as well as a decrease in capital expenditures over the prior year period.
Segment Results

(dollars in thousands)	Three Months Ended March 31,
	2014	2013	Change
Net revenues:
National Networks	$448,680	$371,670	20.7%
International and Other	76,578	10,422	634.8%
Inter-segment eliminations	(704)	(131)	437.4%
Total net revenues	$524,554	$381,961	37.3%

AOCF:
National Networks	$177,745	$164,594	8.0%
International and Other	(11,047)	(15,394)	28.2%
Inter-segment eliminations	409	966	(57.7)%
Total AOCF	$167,107	$150,166	11.3%
National Networks
National Networks principally consists of the Company’s four nationally distributed programming networks, AMC, WE tv, IFC and SundanceTV.
National Networks revenues for the first quarter 2014 increased 20.7% to $449 million, AOCF rose 8.0% to $178 million, and operating income grew 15.9% to $169 million, all compared to the prior year period.
Growth in revenues was primarily led by a 26.8% increase in advertising revenues to $208 million. The increase in advertising revenues was due to strong demand for our original programming, primarily at AMC. Distribution revenues increased 15.9% to $241 million. The growth in distribution revenues was primarily attributable to increases in affiliate fees as well as digital, licensing and home video revenues.
First quarter AOCF increased 8.0% to $178 million reflecting the increase in revenues partially offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming and marketing expenses compared to the prior year period. The operating income increase reflected the growth in AOCF and a reduction in amortization expense.
International and Other
International and Other principally consists of Chellomedia and AMC/Sundance Channel Global, the Company’s international programming businesses; IFC Films, the Company’s independent film distribution business; and various developing online content distribution initiatives.
International and Other revenues for the first quarter of 2014 increased $66 million to $77 million, AOCF improved $4 million to a deficit of $11 million, and operating loss increased $2 million to $21 million, all compared to the prior year period.
First quarter revenues increased primarily as a result of the Company’s acquisition of Chellomedia. First quarter AOCF principally reflected the increase in revenues partially offset by an increase in expenses, primarily related to Chellomedia. Operating loss results reflected the AOCF performance as well as an

3. See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

increase in depreciation and amortization expense related to the Chellomedia acquisition. See the “Other Matters” section of this release for further details.
Other Matters
Chellomedia Acquisition
As previously disclosed, on January 31, 2014, the Company completed its acquisition of substantially all of Chellomedia, the international content division of Liberty Global plc, for €750 million (approximately $1.0 billion). Results for Chellomedia are included in the Company’s consolidated statement of income from the acquisition date, January 31, 2014 to March 31, 2014. The Company also incurred acquisition related costs of $14 million during the three months ended March 31, 2014.

Please see the Company’s Form 10-Q for the period ended March 31, 2014 for further details.
Reorganization of Operating Segments
Following the Chellomedia acquisition, which closed in the first quarter of 2014, the Company reorganized its operating segments. The results of AMC and Sundance Channel in Canada as well as AMC Networks Broadcasting & Technology, the Company’s network technical services business, are now included in the National Networks operating segment. Previously, these operations were included in the International and Other operating segment. The reorganization had no impact on the historical consolidated financial results previously reported by the Company.

Please see the Company’s Form 10-Q for the period ended March 31, 2014 for further details.
Description of Non-GAAP Measures
The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit and restructuring expenses or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

The Company defines Adjusted Earnings Per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings excluding the impact of amortization of acquisition-related intangible assets per share. The Company believes Adjusted EPS is relevant to investors because it allows them to evaluate the performance of the Company’s operations exclusive of the non-cash amortization of acquisition-related intangible assets that impact the comparability of results from period to period. Since Adjusted EPS is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of Adjusted EPS to Earnings Per Diluted Share, please see page 9 of this release.
The Company defines Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.
Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information
AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its first quarter 2014 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 33726035.
About AMC Networks Inc.
AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two reportable operating segments: (i) National Networks, which principally includes AMC, WE tv, IFC and SundanceTV; and (ii) International and Other, which principally includes Chellomedia and AMC/Sundance Channel Global, our international programming businesses; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2014 and 2013
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues, net	$524,554	$381,961
Operating expenses:
Technical and operating (excluding depreciation and amortization)	211,019	136,679
Selling, general and administrative	151,508	99,453
Depreciation and amortization	14,394	18,345
	376,921	254,477
Operating income	147,633	127,484
Other income (expense):
Interest expense	(31,772)	(29,369)
Interest income	341	253
Miscellaneous, net	(5,110)	(202)
	(36,541)	(29,318)
Income from continuing operations before income taxes	111,092	98,166
Income tax expense	(39,105)	(36,649)
Income from continuing operations	71,987	61,517
Loss from discontinued operations, net of income taxes	(750)	—
Net income including noncontrolling interests	71,237	61,517
Net loss attributable to noncontrolling interests	130	—
Net income attributable to AMC Networks’ stockholders	$71,367	$61,517

Basic net income per share attributable to AMC Networks’ shareholders:
Income from continuing operations	$1.00	$0.86
Loss from discontinued operations	$(0.01)	$—
Net income	$0.99	$0.86

Diluted net income per share attributable to AMC Networks’ shareholders:
Income from continuing operations	$0.99	$0.85
Loss from discontinued operations	$(0.01)	$—
Net income	$0.98	$0.85

Weighted average common shares:
Basic weighted average common shares	71,775	71,290
Diluted weighted average common shares	72,759	72,547

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31, 2014
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Other	Operating Income (Loss)
National Networks	$177,745	$(4,907)	$(4,167)	$—	$168,671
International and Other	(11,047)	(9,487)	(913)	—	(21,447)
Inter-segment eliminations	409	—	—	—	409
Total	$167,107	$(14,394)	$(5,080)	$—	$147,633

	Three Months Ended March 31, 2013
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Other	Operating Income (Loss)
National Networks	$164,594	$(15,299)	$(3,784)	$—	$145,511
International and Other	(15,394)	(3,046)	(553)	—	(18,993)
Inter-segment eliminations	966	—	—	—	966
Total	$150,166	$(18,345)	$(4,337)	$—	$127,484

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	March 31, 2014	December 31, 2013	March 31, 2013
National Networks Subscribers
AMC (a)	96,900	97,400	98,700
WE tv (a)	85,200	84,000	81,800
IFC (a)	72,400	69,900	70,300
Sundance Channel (a)	57,200	56,200	54,700

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

Capitalization	March 31, 2014
Cash and cash equivalents	$159,454
Credit facility debt (a)	$1,480,000
Senior notes (a)	1,300,000
Total debt	$2,780,000
Net debt	$2,620,546
Capital leases	13,691
Net debt and capital leases	$2,634,237
LTM AOCF (b)	$541,130
Leverage ratio (c)	4.9 x
Adjusted leverage ratio (d)	4.3 x

a)	Represents the aggregate principal amount of the debt.

b)	Represents reported AOCF for the trailing twelve months.

c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility.

d)
Represents net debt and capital leases divided by LTM AOCF. LTM AOCF has been adjusted to include approximately $80 million of AOCF related to Chellomedia for the period from April 1, 2013 through January 31, 2014. This ratio differs from the calculation contained in the Company's credit facility.

Free Cash Flow	Three Months Ended March 31,
	2014	2013
Net cash provided by (used in) operating activities (a)	$74,599	$(37,829)
Less: capital expenditures	(6,189)	(8,003)
Free cash flow (a)	$68,410	$(45,832)

a)
Net cash used in operating activities and free cash flow for the three months ended March 31, 2013 include $81 million of cash income tax payments related to the allocation of the VOOM HD settlement proceeds.

Adjusted Earnings Per Diluted Share	Three Months Ended March 31,
	2014	2013
Earnings per diluted share from continuing operations	$0.99	$0.85
Amortization of acquisition-related intangible assets, net of tax (a)	0.05	0.11
Adjusted earnings per diluted share	$1.04	$0.96

a)	Amortization of acquisition-related intangible assets was $6 million for the three months ended March 31, 2014 and $13 million for the three months ended March 31, 2013.